                                                                      EXHIBIT 12

                                                                            For Year Ended June 30,
                                                                 ----------------------------------------------
                                                                  1999      1998      1997      1996      1995
                                                                 ------    ------    ------    ------    ------
RATIOS OF EARNINGS TO FIXED CHARGES
Including interest on deposits

1. Income before income taxes                                   $ 3,843   $ 3,707   $ 2,399   $ 2,031   $ 2,507
2. Interest expense                                              14,550    12,810    11,291    10,087     8,841
                                                                 ------    ------    ------    ------    ------
3. Adjusted Earnings                                             18,393    16,517    13,690    12,118    11,348
                                                                 ------    ------    ------    ------    ------
4. Ratio of earnings to fixed charges including interest on
   deposits (line 3/line 2)                                      128.41%   128.94%   121.25%   120.13%   128.36%


RATIOS OF EARNINGS TO FIXED CHARGES
EXCLUDING INTEREST ON DEPOSITS

1. Interest expense                                             $14,550   $12,810   $11,291   $10,087   $ 8,841
2. Interest expense - deposits                                    8,680     7,587     7,103     7,348     6,185
                                                                 ------    ------    ------    ------    ------
3. Interest expense excluding interest expense - deposits
   (line 1 - line 2)                                              5,870     5,223     4,186     2,739     2,656
                                                                 ------    ------    ------    ------    ------
4. Income before income taxes                                     3,843     3,707     2,399     2,031     2,507
5. Interest expense excluding interest expense - deposits
   (line 3)                                                       5,870     5,223     4,188     2,739     2,653
                                                                 ------    ------    ------    ------    ------
6. Adjusted Earnings                                              9,713     8,930     6,587     4,770     5,160
                                                                 ------    ------    ------    ------    ------
7. Ratio of earnings to fixed charges excluding interest on
   deposits (line 6/line 3)                                      165.47%   170.97%   157.28%   174.15%   194.50%




Notes


1. Interest expense is the only element of fixed charges as defined in Regulation S-K.
2. Fixed charges represent the only element to be added to pre-tax income to arrive at adjusted earnings as defined in Regulation S-K.